Exhibit 5.1

April 3, 2018

Matter No.:356139

Doc Ref: 13819197

+1 441 278 7904

edward.rance@conyersdill.com

Myovant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St James’s Square

London SW1Y 4LB

United Kingdom

Dear Sirs,

Myovant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a shelf registration statement on on Form S-3 (File No. 333-221526) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 15, 2017 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), as supplemented by the prospectus supplement dated April 3, 2018 (together with the base prospectus included in the Registration Statement, the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and to be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, relating to the registration and sale under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of that number of the Company’s common shares, par value US$0.000017727 each, having an aggregate gross sales price of up to $100,000,000 (the “Common Shares”), such Common Sales to be sold through Cowen and Company, LLC as sales agent and/or principal of the Company pursuant to a sales agreement dated April 2, 2018 between the Company and Cowen and Company, LLC.

For the purposes of giving this opinion, we have examined the following documents:

(i)	the Registration Statement; and

(ii)	the Prospectus.

We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on April 2, 2018, a copy of minutes of a meeting of the board of directors of the Company held on October 13, 2017 and a copy of minutes of meeting of the pricing committee of the board of directors of the Company held on March 22, 2018 (collectively, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus, and any other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance; (h) that the Company’s Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), which includes the New York Stock Exchange, at the time of the issuance of any Common Shares; and (i) that, upon the issue of any Common Shares, the Company will receive consideration for the issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of, the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the Registration Statement, the Common Shares to be sold by the Company will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We hereby consent to (i) the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about April 3, 2018 for incorporation by reference into the Registration Statement, and (ii) to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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